Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Dakota Gold Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)
Fees Previously Paid	Equity	Common Stock, par value $0.001 per share, underlying warrants	457(c)	(1)	(1)	(1)	(1)	(1)
	Total Offering Amounts					—		—
	Total Fees Previously Paid							$1,468.43
	Total Fee Offsets							—
	Net Fee Due							(1)

(1)       The registration statement registers up to 7,453,379 shares of common stock, par value $0.001 per share (the “Common Stock”), of Dakota Gold Corp. The shares of Common Stock included in this registration statement were previously registered on a Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission on March 28, 2022 (Registration No. 333-263883)(the “Initial Registration Statement”) and declared effective by the SEC on May 16 2022. The Initial Registration Statement registered up to 7,615,718 shares of Common Stock. At the time of the filing of the Initial Registration Statement, the filing fee based on a bona fide estimate of the maximum offering price, computed in accordance with Rule 457 under the Securities Act, was paid as described in note 2 below.